Exhibit 10.1

March 6, 2020

Via Email

Mr. William R. Ringo

Re: Executive Severance Benefit Plan, effective November 20, 2019 (the “Plan”)

Dear Bill,

Five Prime Therapeutics, Inc. adopted the Plan to provide our officers with severance benefits in certain events. You understand and agree that you will not be a “Covered Employee” as that term is defined in the Plan because you serve as our interim Chief Executive Officer. Please sign below to indicate this understanding and agreement and that you expressly waive any right to benefits under the Plan.

Sincerely,

Five Prime Therapeutics, Inc.

/s/ Peder Jensen

Peder Jensen

Compensation and Management Development Committee Chairman

Agreed:

/s/ William R. Ringo___________March 10, 2020______________

William R. RingoDate

Five Prime Therapeutics, Inc. • 111 Oyster Point Boulevard • South San Francisco, CA 94080 • Phone (415) 365-5600 • Fax (415) 365-5601

www.fiveprime.com